EXHIBIT 99.1

CONTACT

Internet America, Inc.	May 24, 2005
214.861.2550
investor.relations@airmail.net

Internet America Announces the Completion of a Private Placement

DALLAS, May 24, 2005 — Internet America, Inc. (OTCBB: GEEK) announced today that it has completed a $1.5 million private placement of common stock at $0.75 per share to a small number of investors. The financing was lead by Don A. Sanders of Sanders Morris Harris and the Sanders Opportunity Fund, both of Houston. Other investors are Ambassador, John N. Palmer of Jackson Mississippi, Charles Sheedy in Houston and Tom Juda of Sanders Morris Harris in Los Angeles.

“The additional capital will be used to facilitate acquisitions and for the development of new wireless Internet infrastructure, as well as, for general operating purposes,” said Billy Ladin, CEO of Internet America. “We are very pleased that these highly experienced investors are interested in wireless broadband Internet and Internet America’s exciting future.”

Mr. Ladin continued, “In the past three months, Internet America has reduced it operations and payroll expenses by approximately $2.4 million, on an annualized basis. At the same time, we have continued our expansion into new markets outside of Dallas and Houston. Backed by our strong operating position and additional infusion of capital, we are moving forward with the development of wireless broadband in non-urban America through acquisition and internal growth.”

Internet America is a leading Internet service provider primarily serving the Texas market. Internet America offers businesses and individuals a wide array of Internet services including broadband Internet delivered wirelessly and over DSL, dedicated high-speed access, Web hosting and dial-up Internet access. Internet America provides customers a wide range of related value-added services, including NetFAX, NetVOICE Voice over Internet Protocol (VOIP), online backup and storage solutions, parental control software and global roaming solutions. Internet America focuses on the speed and quality of its Internet services and its commitment to providing excellent customer care. For additional information about Internet America, please visit www.InternetAmerica.com.